UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12
MEDIFAST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

SUPPLEMENT TO PROXY STATEMENT
DATED APRIL 6, 2026
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2026

April 30, 2026

The additional materials provided herein supplement, and should be read in conjunction with, the information regarding Proposal 4 - Approval of the Amended and Restated 2012 Share Incentive Plan, contained in the definitive proxy statement (the "Proxy Statement") of Medifast, Inc. (the "Company") as filed with the Securities and Exchange Commission on April 6, 2026, regarding the Company's 2026 Annual Meeting of Stockholders to be held on May 19, 2026 at 4:30 pm ET (the "Annual Meeting").

As more specifically described in the Proxy Statement, the Company is seeking stockholder approval to amend the Amended and Restated 2012 Share Incentive Plan (the "Plan") to increase the number of shares available for issuance under the Plan by 250,000 shares (the "Plan Amendment"). The Plan Amendment was approved by the Company's Board of Directors on May 12, 2026.

After making the Proxy Statement available to stockholders, the Company was informed by Institutional Shareholder Services ("ISS") that the proposal to amend and restate the Plan received an unfavorable recommendation as determined by ISS. In order to address one of the concerns outlined in the ISS report, the Company determined to make the following change:

•Adopt a Post-Exercise Holding Requirement policy

Among the reasons provided by ISS for its unfavorable voting recommendation was the Company's lack of a post-exercise holding requirement for shares issued pursuant to the exercise of stock options. On April 29, 2026, the Compensation Committee of the Company's Board of Directors approved a post-exercise holding requirement, which will apply to all executives and directors who are subject to its Amended and Restated Executive Officer and Non-Employee Director Stock Ownership Guidelines. The post-exercise holding requirement provides that any shares issued to a named executive officer, Section 16 officer, or non-employee director pursuant to the exercise of a stock option (net of any shares withheld or used to cover exercise price and applicable tax withholding obligations) will be subject to a holding period requirement for 12 months from the date of exercise of such option. The Company believes that this requirement brings further alignment to the interests of executives and non-employee directors to the interests of stockholders.

The Board reiterates its recommendation that stockholders vote "FOR" the approval of Proposal 4 as included in the Proxy Statement.

Any vote "FOR" or "AGAINST" that has been previously made will be counted, respectively, as a vote "FOR" or "AGAINST" the 2012 Plan as described above and in the Proxy Statement. If any stockholder that previously voted would like to change their vote, such stockholder may revoke their vote before the Annual Meeting of Stockholders by submission of a proxy bearing a later date in the manner set forth in the Proxy Statement.